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                              EMPLOYMENT AGREEMENT

         AGREEMENT dated as of September 4, 1998 between UNIVEC, Inc., a Delaware corporation (the "Company"), having its principal office at 999 Franklin Avenue, Garden City, New York 11530, and Joel Schoenfeld, an individual (the "Employee") residing at 3 Eagle Chase, Woodbury, New York 11797.

         WHEREAS, the Employee has been employed by the Company as Chairman of the Board and Chief Executive since August 1992, and since January 1, 1997, the Employee has been employed by the Company pursuant to the terms of an Employment Agreement dated as of January 1, 1997 (the "1997 Agreement"), that provides for the employment of the Employee until March 28, 2000;

         WHEREAS, the Company desires to extend the term of the employment of the Employee and Employee agrees to continue his employment with the Company until March 28, 2003, on the terms and conditions herein provided;

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Employment and Duties. During the term of this Agreement, the Employee shall serve as the Company's Chairman of the Board and Chief Executive Officer, and in such capacity shall be the principal executive officer of the Company.

         2. Term. Subject to the termination provisions of Section 5 hereof, Employee's employment by the Company hereunder is for a term commencing on the date hereof and ending on March 28, 2003 (the "Employment Term").


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         3. Compensation. (a) During the Employment Term, the Company shall pay the Employee for his services hereunder at a base salary of $192,000 per annum plus a 10% per annum increase. The base salary shall be paid to the Employee in appropriate installments in accordance with the Company's usual and customary payroll practices for its executive officers.

                          (b) In consideration for the Employee entering into
this agreement extending the term of his employment with the Company until March 28, 2003, the Company agrees to grant the Employee stock options to purchase an aggregate of 2,130,000 shares of its common stock, $.001 par value, pursuant to its Amended 1996 Stock Option Plan (the "Plan"), which options shall be exercisable at any time on or before March 28, 2003, at an exercise price of $1.75 per share (the "New Options"). Employee agrees to surrender for cancellation the 2,130,000 performance stock options previously granted to him pursuant to the Plan as a condition to the grant of the New Options.

         4. Benefits. During the term hereof, the Company shall continue to reimburse the Employee for automobile lease payments under the vehicle lease with Jaguar Credit Corporation (the "Vehicle Lease") or alternatively, to provide the Employee with an automobile allowance of $10,800 per annum. If at the expiration of the Vehicle Lease the Employee elects to exercise the purchase option set forth therein, the Company will pay the Employee an amount equal to the fair market value of the leased vehicle so as to enable him to exercise said purchase option. The Company also will provide the Employee during the term hereof with life, disability and health insurance benefits with coverages no less favorable than those in effect on the date hereof. Employee also shall be entitled to participate in any and all benefit plans of the Company made


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available to executive officers of the Company. The Company also shall make available to the Employee a membership in a country club.

         5. Reimbursement. During the Employment Term, the Company shall reimburse the Employee for all reasonable and necessary business expenses incurred and paid directly by him in the performance of his duties hereunder, upon submission to the Company of reasonably detailed expense reports and appropriate vouchers and/or receipts prepared in accordance with the applicable provisions and regulations of the Internal Revenue Code of 1986, as amended.

         6. Termination. Notwithstanding any provision of this Agreement to the contrary, the Employee's employment hereunder shall terminate immediately upon the death of the Employee. Except as otherwise specifically provided herein or as accrued for services performed through the date of termination, all of Employee's rights to compensation hereunder shall cease to exist effective upon the date of termination.

         7. Developments. The Employee agrees promptly to disclose in writing to the Company any invention or discovery made by him during his employment with the Company, whether during or after working hours, that relates to (i) any disposable medical devices for drug delivery, including but not limited to hypodermic needles, (ii) inventions developed for the Company through projects participated in by Employee and (iii) processes, including equipment used to produce items covered by clauses (i) and (ii) (the items referred to in clauses
(i), (ii) and (iii) being hereinafter referred to collectively as "Covered Inventions"), and such inventions and discoveries shall be the Company's sole property. Upon the Company's request, whether during or after the term of his employment, Employee shall execute and assign to the Company all applications for letters patent and copyrights of the United States and such foreign countries as the Company may designate


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relating to Covered Inventions, and Employee shall execute and deliver to the
Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of all exclusive rights in and to such inventions and discoveries, as well as the patents and/or copyrights. If services in connection with applications for patents and/or copyrights are performed by Employee at the Company's request after the termination of his employment, the Company shall pay him reasonable compensation for such services rendered after termination of this Agreement.

         8. Non-Competition. During the Employment Term and for a period of twelve (12) months after the termination of this Agreement, however occasioned, Employee shall not within the United States, Canada, Mexico or Japan, directly or indirectly, as principal, agent, stockholder, joint venturer, investor, employee, consultant, officer, director, partner, adviser, guarantor or in any other capacity, render services or provide advice relating to, or otherwise engage in or assist others in engaging in, any Competitive Business, or own or control any interest in any entity which is so engaged. As used herein, "Competitive Business" means the design, manufacture, marketing, sale or distribution of any Covered Inventions. Anything to the contrary in the foregoing notwithstanding, (A) if at the expiration of the term hereof, the Company does not offer to extend the term of the Employee's employment with the Company, whether pursuant to a written employment agreement or otherwise, on terms not less favorable to the Employee than those set forth herein, then the restriction set forth above shall not apply following the expiration of the term of this Agreement, and (B)Employee may own, beneficially or legally, up to one percent (1%) of the outstanding securities of any organization registered under
Section 12 of the Securities Exchange Act of 1934, as amended, or which are otherwise publicly traded.


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         9. Non-Solicitation. The Employee agrees that he will not during the term of this Agreement and for a period of one (1) year following the termination of his employment with the Company for any reason, directly or indirectly, solicit or contact any employee of the Company with a view to encouraging such employee to leave the employ of the Company for the purpose of being hired by him, or any employer affiliated with him, or any competitor of the Company.

         10. Confidentiality. Executive agrees that he will not, during the term of this Agreement and thereafter, use or disclose to any individual, firm, corporation, partnership, business trust, or other business entity (any of the foregoing being hereinafter referred to as a "Person") any confidential or proprietary information of the Company for any reason or purpose whatsoever, nor shall he make use of any such confidential or proprietary information for his own purpose or for the benefit of any Person other than the Company, including but not limited to any and all patents (issued or pending), designs, drawings, blueprints, manufacturing processes, specifications, test data, graphics, charts and all other technical information, currently in existence or subsequently developed, relating to the Company's research and development activities and marketing strategy, or information relating to the Company's costs, pricing practices, customer lists or financial data; except that nothing herein shall be construed to prohibit him from complying with legal process or using or disclosing such information if it shall have become public knowledge other than by or as a result of disclosure by a Person not having a right to make such disclosure.

         11. Specific Performance. Employee acknowledges that the covenants set forth in Paragraphs 7, 8, 9 and 10 are reasonable and necessary for the protection of the Company and that his violation of any of the such provisions shall cause the Company immediate and irreparable harm and he agrees that in such event, an injunction restraining him from such violation or threatened


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violations may be entered against him in addition to any other remedy available to the Company. Employee waives any right which he may otherwise have to assert in any such proceeding that the Company has an adequate remedy at law.

         12. Assignment. This Agreement shall be binding and inure to the benefit of the Company, its successors and permitted assigns and to the Employee, his heirs and personal representatives. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party hereto, except that if the Company merges or consolidates with or into or sells or otherwise transfers substantially all its assets to another corporation which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that corporation. Any other attempted transfer or assignment in violation of this paragraph shall be void. Since this is a contract for personal services, only the Employee is deemed capable of performing the services contemplated hereunder.

         13. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any breach of any provision of this Agreement shall not constitute a waiver of any other breach of such provision or any other provision hereof.

         14. Notices. Any demand, notice or other communication under this Agreement shall be in writing and shall be deemed duly given, and received by the addressee at the address stated above (or at such other address as may be specified by a party in a written notice delivered in accordance with the provisions of this Paragraph) upon receipt, duly evidenced if (i) mailed by certified or registered mail, return receipt requested, with postage prepaid
(ii) deposited with a


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recognized overnight courier service such as Federal Express, UPS or Express
Mail, (iii) by hand delivery, or (iv) upon the receipt of actual written notice.

         15. Indemnification. Employee shall be entitled throughout the term of this Agreement and thereafter to indemnification in respect of any actions or omissions as an officer of the Company (or any successor pursuant to Paragraph 11 hereof) to the fullest extent permitted by the Delaware General Corporation Law or other applicable law.

         16. Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the date hereof with respect to Employee's employment by the Company, superseding all prior or contemporaneous understandings or agreements, oral or written, including the 1997 Agreement, which is hereby terminated effective as of the date hereof. This Agreement may not be modified or amended, except by subsequent written agreement of the parties which specifically states that it is intended to be a modification, amendment or supplement to this Agreement, and is signed by all of the parties hereto. No course of dealing or custom shall be referred to as modifying any of the terms and conditions of this Agreement.

         17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within that State, and any action, suit or proceeding which shall be permitted by this Agreement, or by action of law, shall be commenced in any court having jurisdiction in New York County, or in the United States District Court for the Southern District of New York, and the parties hereto hereby waive any objection to jurisdiction or venue in any such action, suit or proceeding commenced in such courts.

         18. Arbitration. Except as specifically provided in Paragraph 11 of this Agreement, any and all claims, disputes and other matters in question with respect to, arising out of, under or


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in connection with this Agreement, including without limitation, the validity, interpretation, performance and breach hereof, or the rights and privileges provided by, or responsibilities and obligations under this Agreement, shall be finally decided by arbitration in the City of New York before three (3) arbitrators in accordance with the Rules of the American Arbitration Association then in effect, unless the parties mutually agree otherwise. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The parties agree that the arbitrators will have full authority to award the costs of the arbitration, including attorneys' fees.

         19. Severability. In the event any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof. Such invalid or unenforceable provision shall be amended, if possible, in order to accomplish the purposes of this Agreement.

         20. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
                                                     UNIVEC, INC.


                                                     By: /s/ Alan H. Gold
                                                         ----------------------
                                                         Dr. Alan H. Gold
                                                         President


                                                         /s/ Joel Schoenfeld
                                                         ----------------------
                                                         Joel Schoenfeld



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